Exhibit 99.4

May 27, 2004

By Hand Delivery

David Hillson

[address]

Dear Mr. Hillson:

As we have discussed, your term as Chairman of the Board of Directors of Boston Life Sciences, Inc. (“BLSI” or the “Company”) will end upon the adjournment of the Company’s 2004 annual meeting of stockholders, and your relationship with the Company as an independent contractor pursuant to Section 4(g) of the agreement between you and the Company captioned Restated Executive Consulting and Director Agreement dated April 13, 2003 (the “Consulting and Director Agreement”) will terminate effective June 30, 2004 (the “Separation Date”). The purpose of this letter is to confirm the agreement reached between you and the Company (as generally reflected in a resolution passed by the Company’s Board of Directors on May 17, 2004) concerning your separation arrangements, as follows:

1. Consulting Fees. You acknowledge that you have received pay for all consulting work that you have performed or will perform for the Company through the period ending June 30, 2004, to the extent not previously paid.

2. Separation Payments and Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under Section 6 and Section 7 of the Consulting and Director Agreement, and in consideration of the fact that the Company does not intend to nominate you as a director of the BLSI Board for either the 2004/2005 term or 2005/2006 term, as it had originally agreed to do so in Section 3 of the Consulting and Director Agreement, the Company will provide you the following separation payments and benefits:

(a) Pursuant to Section 4(h) of the Consulting and Director Agreement, the Company will pay you, no later than June 15, 2004, a lump sum of one hundred and eighty-seven thousand five hundred dollar ($187,500), which represents the balance of your consulting fee for the period of July 1, 2004 through December 31, 2005. This lump sum payment will be made to you no later than June 15, 2004.

(b) In recognition of your (i) contribution to BLSI in the second half of 2003, including the completion of an emergency financing, (ii) assumption of additional responsibility not previously contemplated in the Consulting and Director Agreement that you assumed in 2004, including (without limitation) acting generally as an Executive Chairman, and (iii) the probable loss of “milestone” payments that you may have prospectively earned under the Consulting and Director Agreement, together with the loss of opportunity to earn any director’s fees and options or bonuses as a result of the Company’s decision not to nominate you as a director of the BLSI Board for either the 2004/2005 term or 2005/2006 term, the Company will pay you a lump sum of ninety thousand dollars ($90,000). This lump sum payment will be made to you no later than June 15, 2004.

(c) In recognition of the fact that the Company’s decision not to nominate you for continued Board service has deprived you of a valuable right and may also contribute to a diminution of your professional stature and standing within the biotech and investment communities, the Company will grant to you, on the effective date of this Agreement, an option to purchase, in whole or in part, on the terms and subject to the conditions set forth in the applicable stock option plan, a total of 200,000 shares of common stock of the Company at the price of $1.00 per share (the “Options”). These Options must be exercised by you within four years of the effective date of this Agreement. These Options, together with all other option shares previously granted to you, will be fully vested as of the effective date of this Agreement. Your rights and obligations with respect to any stock options granted to you by the Company which have vested as of the effective date of this Agreement shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options.

(d) Pursuant to Section 4(f) of the Consulting and Director Agreement, if, on the effective date of this Agreement, you are enrolled in the Company’s group health and dental plans under the federal law known as COBRA, then, until the earlier of (i) a period not to exceed twelve (12) months, or (ii) the date on which you commence benefited employment elsewhere, the Company will reimburse you the cost of any COBRA premiums paid by you to continue coverage under the Company’s group plan.

3. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

4. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the effective date of the Agreement and that, except as expressly provided under this Agreement, no further compensation is owed to you.

5. Confidentiality and Non-Disparagement.

(a) You agree that you will continue to protect Confidential and Proprietary Business Information, as set forth in Section 7(a)-(b) of the Consulting and Director Agreement.

(b) You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that you will not disparage or criticize the Company, its business, its management or its products, as well as any of the subsidiaries or affiliates of the Company, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm the interests or reputation of the Company, its subsidiaries or affiliates.

6. Restrictive Covenants. You agree that you will continue to meet your full obligations under Section 6 of the Consulting and Director Agreement.

7. Intellectual Property. You agree that you will continue to meet your full obligations under Section 7(c) of the Consulting and Director Agreement.

8. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

9. Employee Cooperation. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your reasonable out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

10. Release of Claims.

(a) In exchange for the special separation payments and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your position on BLSI’s Board, your employment (as both an employee and consultant for the Company) or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company and its subsidiaries and other affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b) This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 5(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

11. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Consulting and Director Agreement, the Indemnity Agreement between you and the Company dated March 26, 2004, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, under the Consulting and Director Agreement and the Indemnity Agreement between you and the Company dated March 26, 2004.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Boston Life Sciences, Inc.

By:	/s/ MARC LANSER M.D.
President

Accepted and agreed:

Signature:	/s/ S. DAVID HILLSON
Date:	May 27, 2004

June 10, 2004

Boston Life Sciences, Inc.

20 Newbury Street, 5th Floor

Boston, MA 02116

Ladies and Gentlemen:

Reference is made to the letter agreement from Boston Life Sciences, Inc. (“BLSI”) to me, dated May 27, 2004 (the “Separation Agreement”), which I signed and returned to BLSI on May 27, 2004. Terms defined in the Separation Agreement and used herein have such defined meanings for purposes of this letter. This will confirm our agreement as follows:

1. The Consulting and Director Agreement is terminated on the date of this letter, except to the extent the Separation Agreement expressly requires that I continue to perform any terms of the Consulting and Director Agreement.

2. The stock options referred to in Section 2(c) of the Separation Agreement were granted to me on May 27, 2004, under the 1998 Omnibus Stock Option Plan pursuant to the Separation Agreement and the grant letter attached hereto as Schedule 1.

3. Of the options to purchase 1,457,230 shares of common stock of BLSI previously granted to me, the options set forth below shall be cancelled and no longer be exercisable upon the grant of the options under Section 2(c) of the Separation Agreement:

Option Grant Date	Exercise Price	Options Voided
12/29/1995	7.8125	93,230
11/22/1996	6.5625	25,000
7/22/1997	4.4700	150,000
1/3/2000	3.6250	131,770

		400,000

The remaining previously-granted stock options are fully vested and are exercisable in accordance with their terms.

4. If I revoke the Separation Agreement, I will give written notice thereof to the Secretary of BLSI on or before June 10, 2004. Any such revocation shall also revoke this letter. Upon any such revocation, all rights and benefits provided under the Separation Agreement and this letter shall be rescinded.

5. To the extent this letter is inconsistent with any provision of the Separation Agreement, this letter shall govern. Nothing in this letter or the Separation Agreement shall limit my rights under the Indemnity Agreement dated as of March 26, 2004 between myself and the Company.

Very truly yours,

/s/ S. DAVID HILLSON
S. David Hillson

AGREED

Boston Life Sciences, Inc.

By:	/s/ MARC LANSER M.D.
Name:	Marc Lanser M.D.
Title:	President

Schedule I — Grant Letter

Boston Life Sciences, Inc

Stock Option Agreement

This Stock Option Agreement certifies that the Board of Directors has granted an Option to purchase shares of Common Stock of Boston Life Sciences, Inc. as stated below. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the formal plan documents (the “Plan”) under which this Option is being issued.

Name of Optionee:	Mr. David Hillson

Address	[address]

Social Security No.:	[omitted]

Number of Shares:	200,000 shares

Exercise Price of Option:	$1.00 per share

Date of Grant:	May 27, 2004

Option Expiration Date:	May 27, 2008

Vesting Schedule:	100% as of May 27, 2004

The Option is subject to all of the terms and conditions of the Plan and to any additional terms specified by the Board of Directors or a Committee of the Board of Directors, including, without limitation, that the options granted hereby shall be granted to you as provided in, and shall be subject to, the Separation Agreement between you and the Company pursuant to which these options are being granted to you.

/S/ MARK E. LANSER	/S/ JOSEPH HERNON

Mark E. Lanser	Joseph Hernon
President	Chief Financial Officer